Exhibit 99.1

PRESS RELEASE

Smartkem Prices $7.65 Million Offering

MANCHESTER, England, Dec. 18, 2024 -- Smartkem (Nasdaq: SMTK), which is seeking to change the world of electronics using its disruptive organic thin-film transistors (OTFTs), announced that it has priced concurrent public and private offerings of its securities, including shares of its common stock and common stock equivalents, for an aggregate offering price of $7.65 million to new and existing investors.

1,449,997 registered shares of common stock and unregistered Class D warrants to purchase up to 1,449,997 shares of common stock are being sold to investors in concurrent public and private offerings at a price of $3.00 per share and related Class D warrant. Each investor will receive one Class D warrant for each share purchased in the offering.

In a separate concurrent private placement, the Company is selling to certain institutional investors, including existing investors in the Company, 169,784 unregistered shares of common stock, unregistered pre-funded warrants to purchase up to 930,215 shares of common stock and unregistered Class D warrants to purchase up to 1,099,999 shares of common stock at a price of $3.00 per share and related Class D warrant and a price of $2.9999 per pre-funded warrant and related Class D warrant. Each investor will receive one Class D warrant for each share of common stock or pre- funded warrant purchased in the offering.

The Class D warrants will be immediately exercisable upon issuance at an exercise price of $3.00 per share and will expire on December 31, 2025. The pre-funded warrants will be immediately exercisable at an exercise price of $0.0001 per share and may be exercised at any time until all of the pre-funded warrants have been exercised in full.

The gross proceeds of the offerings described above are expected to be $7.65 million before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds of the offerings for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the Company’s exclusive placement agent for the offerings.

The offerings are expected to close on December 20, 2024, subject to satisfaction of customary closing conditions.

In connection with the offerings described above, the Company has entered into a registration rights offering pursuant to which it has agreed to register the shares of common stock issuable upon the exercise of the Class D warrants and the pre-funded warrants sold in the offerings and certain other securities for resale by the holders thereof no later than the earlier of (i) the 10th day after the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2024 or (ii) April 25, 2025.

The sale of the registered shares of common stock is being made pursuant to Smartkem's effective shelf registration statement on Form S-3 (file no. 333- 281608), including a base prospectus, filed with the Securities and Exchange Commission (the "SEC") and declared effective by the SEC on August 22, 2024 and a prospectus supplement dated December 18, 2024 to be filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus may be obtained, once available, from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at (612) 334-6300 or by email at prospectus@chlm.com. Alternatively, copies of the prospectus supplement and the accompanying base prospectus may be obtained, once filed, for free at the SEC’s EDGAR website at www.sec.gov.

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

This press release does not constitute an offer to sell or the solicitation of an offer to buy any Smartkem securities.

About Smartkem

Smartkem is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to revolutionize the display industry. Smartkem's patented TRUFLEX® liquid semiconductor polymers can be used to make a new type of transistor that can be used in a number of display technologies, including next generation microLED displays. Smartkem's organic inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing technology.

Smartkem develops its materials at its research and development facility in Manchester, UK and provides prototyping services at the Centre for Process Innovation (CPI) at Sedgefield, UK. It has a field application office in Taiwan. The company has an extensive IP portfolio including 138 granted patents across 18 patent families, 16 pending patents and 40 codified trade secrets.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, the expected closing date of the offerings described herein and the proceeds expected to be received from the offerings. These statements are not historical facts but rather are based on Smartkem Inc.'s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the ability of the Company to satisfy the conditions to the closing of the offerings and the timing thereof, as well as those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Selena Kirkwood
Head of Communications for Smartkem

T: +44 (0) 7971 460 364
s.kirkwood@smartkem.com

U.S. Investors

David Barnard, CFA

Alliance Advisors Investor Relations

T: 1 415 433 3777

dbarnard@allianceadvisors.com

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com